Filed Pursuant to Rule 424(b)(3)
Registration No. 333-286548

PROSPECTUS SUPPLEMENT
(To Prospectus Dated April 15, 2025)

2,791,854 Shares

CAL-MAINE FOODS, INC.

Common Stock

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This Prospectus Supplement No. 2 (this “Prospectus Supplement No. 2”) supplements the prospectus dated April 15, 2025 (the “Base Prospectus”), as supplemented by the prospectus supplement dated April 15, 2025 (“Prospectus Supplement No. 1” and, together with the Base Prospectus and this Prospectus Supplement No. 2, this “Prospectus”), and relates to the resale of up to an aggregate of 2,791,854 shares of our common stock, par value $0.01 per share (our “Common Stock”), by the selling stockholders named in this Prospectus Supplement No. 2 (the “Selling Stockholders”).

We are not selling any shares of our Common Stock under this Prospectus Supplement No. 2 and we will not receive any proceeds from the sale of shares of our Common Stock by the Selling Stockholders.

The purpose of this Prospectus Supplement No. 2 is solely to amend and restate the section titled “Selling Stockholders” beginning on page 7 of the Base Prospectus.

This Prospectus Supplement No. 2 is not complete without, and may not be utilized except in connection with, the Base Prospectus. This Prospectus Supplement No. 2 is qualified by reference to the Base Prospectus, except to the extent that the information provided by this Prospectus Supplement No. 2 supersedes information contained in the Base Prospectus.

Our Common Stock is quoted on the NASDAQ Stock Market LLC (“NASDAQ”), under the symbol “CALM.” On August 21, 2025, the last reported sales price of our Common Stock on NASDAQ was $113.25 per share.

Investing in our Common Stock involves risks. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page S-3 of Prospectus Supplement No. 1 and page 2 of the Base Prospectus and under similar headings in the other documents filed with the Securities and Exchange Commission (the “SEC”) that are incorporated by reference in this Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this Prospectus Supplement No. 2 is August 22, 2025.

ABOUT THIS PROSPECTUS SUPPLEMENT NO. 2

The purpose of this Prospectus Supplement No. 2 is solely to amend and restate the section titled “Selling Stockholders” beginning on page 7 of the Base Prospectus.

The section beginning on page 7 of the Base Prospectus titled “Selling Stockholders” is hereby amended and restated as follows:

SELLING STOCKHOLDERS

From time to time, the Selling Stockholders may sell up to 2,791,854 shares of our Common Stock pursuant to this Prospectus, in one or more offerings. Information about specific offerings and the identification of the specific Selling Stockholders participating in such offering will be set forth in a prospectus supplement, if required. Unless otherwise specified below, the address for each of the Selling Stockholders is c/o Cal-Maine Foods, Inc., 1052 Highland Colony Pkwy, Suite 200, Ridgeland, Mississippi 39157.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to our Common Stock. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of our Common Stock that they beneficially own, subject to applicable community property laws.

We cannot advise you as to whether the Selling Stockholders will in fact sell any or all of the shares of our Common Stock registered hereunder. In addition, the Selling Stockholders may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our Common Stock in transactions exempt from the registration requirements of the Securities Act after the date of this Prospectus, subject to applicable law, including Rule 144 of the Securities Act. See “Plan of Distribution.”

The table below is based on 48,497,477 shares of our Common Stock outstanding as of August 8, 2025.

Any prospectus supplement may add, update, substitute, or change the information contained in this Prospectus, including the identity of each Selling Stockholder and the number of shares registered on their behalf.

Unless otherwise specified below, none of the Selling Stockholders holds any position or office with us, or has or has had any other material relationship with us within the past three years.

Name of Selling Stockholder	Common Stock Beneficially Owned		Shares of Common Stock That May be Sold Hereunder	Common Stock Beneficially Owned After Sale of All Common Stock That May be Sold Hereunder(1)
	Shares	Percentage		Shares	Percentage
Adolphus B. Baker(2)	1,466,568	3.02%	1,314,291	152,277	0.31%
Dinnette Adams Baker(3)	236,647	0.49%	230,616	6,031	0.01%
Luanne Adams(4)	201,525	0.42%	201,525	—	—
Nancy Adams Briggs(5)	600,794	1.24%	600,794	—	—
Laurel Adams Krodel(6)	444,674	0.92%	444,674	—	—

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(1)     Assumes each of the Selling Stockholders sells all of their shares of our Common Stock covered by this Prospectus and does not acquire beneficial ownership of any additional shares of our Common Stock.

(2)     Mr. Baker is our Board Chair, a member of the Board and an executive officer. He also served as our Chief Executive Officer from 2010 until 2022. Mr. Baker’s beneficial ownership includes direct ownership of 46 shares of our Common Stock with his wife, Dinnette Adams Baker, as joint tenants in common, with respect to which he has shared voting and dispositive power. Mr. Baker also beneficially owns 147,534 shares of our Common Stock through the Company’s KSOP. He also owns 4,743 shares of our Common Stock as unvested restricted stock, with respect to which he has sole voting power and no dispositive power. Mr. Baker may also donate 200,000 shares of our Common Stock to a donor advised fund for the benefit of the American Endowment Foundation and such donor advised fund may subsequently sell all or a portion of those donated shares of our Common Stock pursuant to this Prospectus. The address for the American Endowment Foundation is 5700 Darrow Road, Suite 118, Hudson, OH 44236.

(3)     Ms. Adams Baker is the daughter of Fred R. Adams, Jr., the Company’s founder (“Mr. Adams”). Ms. Adams Baker’s beneficial ownership includes direct ownership of 46 shares of our Common Stock shared with her husband, Adolphus B. Baker, as joint tenants in common, with respect to which she has shared voting and dispositive power. Ms. Adams Baker also beneficially owns 6,031 shares of our Common Stock through the Company’s KSOP. Ms. Adams Baker may also donate up to 200,000 shares of our Common Stock to a donor advised fund for the benefit of the American Endowment Foundation and such donor advised fund may subsequently sell all or a portion of those donated shares of our Common Stock pursuant to this Prospectus. The address for the American Endowment Foundation is 5700 Darrow Road, Suite 118, Hudson, OH 44236.

(4)     Ms. Adams is the daughter of Mr. Adams. Ms. Adams may also donate up to 200,000 shares of our Common Stock to a donor advised fund for the benefit of National Philanthropic Trust and such donor advised fund may subsequently sell all or a portion of those donated shares of our Common Stock pursuant to this Prospectus. The address for National Philanthropic Trust is 165 Township Line Road, Suite 1200, Jenkintown, PA 19046.

(5)     Ms. Adams Briggs is the daughter of Mr. Adams. Ms. Adams Briggs’ beneficial ownership includes 42,280 shares of our Common Stock held as trustee of a family revocable trust. Ms. Adams Briggs may also donate up to 200,000 shares of our Common Stock to a donor advised fund for the benefit of the National Christian Charitable Foundation, Inc. and such donor advised fund may subsequently sell all or a portion of those donated shares of our Common Stock pursuant to this Prospectus. The address for the National Christian Charitable Foundation, Inc. is 1150 Sanctuary Pkwy, Suite 350, Alpharetta, GA 30009.

(6)     Ms. Adams Krodel is the daughter of Mr. Adams. Ms. Adams Krodel’s beneficial ownership includes direct sole ownership of 887 shares of our Common Stock, which she owns jointly with her husband (as a result of which she has shared voting and dispositive power for those shares). Ms. Adams Krodel may also donate up to 140,000 shares of our Common Stock to a donor advised fund for the benefit of the National Christian Charitable Foundation, Inc. and such donor advised fund may subsequently sell all or a portion of those donated shares of our Common Stock pursuant to this Prospectus. The address for the National Christian Charitable Foundation, Inc. is 1150 Sanctuary Pkwy, Suite 350, Alpharetta, GA 30009.

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